Inuvo Provides Shareholder Update on Artificial Intelligence Platform, IntentKey™, and Reports Financial Results for the Period Ending September 30, 2019

LITTLE ROCK, Ark., November 14, 2019 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence that serves brands and agencies, reported its financial results for the third quarter and nine months ended September 30, 2019.

“Revenue during the third quarter 2019 from the IntentKey revenue stream increased 61.6% year-over-year and approximately 30% sequentially,” stated Richard Howe, Chairman and CEO of Inuvo. “We are pleased with the IntentKey’s progress year to date and continue to build onto this machine learning platform. We believe that our integration of Connected TV media inventory and the release of IntentCloud™ provides our customers broader reach, faster targeting and increased efficiencies. Our unaudited preliminary total revenue was $6 million in October 2019, which should put us within the vicinity of $18 million in the fourth quarter, or approximately 30% sequentially from the $13.8 million of net revenue in third quarter of 2019,” continued Mr. Howe.

Financial Results for the Three and Nine Months Ended September 30, 2019 and 2018:

Net revenue for the third quarter of 2019 totaled $13.8 million as compared to $16.8 million for the same period in 2018, a decrease of 17.9%. Net revenue for the nine months ended September 30, 2019 totaled $43.3 million as compared to $56.3 million for the same period in 2018, a decrease of 23.1%. We experienced lower year over year revenue due to the previously announced strategy to reduce focus on the non-strategic publisher side technologies and to the elimination of lower quality revenue streams.

IntentKey revenue was approximately $2.6 million, an increase of 61.6% in the third quarter of 2019 as compared to the same period last year. Revenue for the nine months ended September 30, 2019 totaled $5.9 million. Following the integration with the AppNexus Platform in the first quarter of 2019, the IntentKey has continued to deliver strong results for clients with a compounded sequential quarterly growth rate in 2019 that is expected to be approximately 30% and first full year revenues of approximately $8.6 million.

Cost of revenue decreased 20.0% and 21.2% year-over-year for the three and nine months ended September 30, 2019 respectively due primarily to lower revenue.

Operating expenses for the three and nine months ended September 30, 2019, decreased 6.2% and 14.1% compared to the same periods 2018.

Marketing costs decreased 16.2% and 20.0% in the three and nine months ended September 30, 2019, respectively, compared to the same period in 2018. The decrease in marketing costs was due to adjusting traffic acquisition campaigns as a result of lower monetization described above.

Compensation expense increased 21.0% in the three months ended September 30, 2019 and decreased 15.1% in the nine months ended September 30, 2019 compared to the same periods in 2018. The reason for the higher expense this year despite a lower payroll is due to higher stock-based compensation this year and the reversal of incentive plan expense in the prior year.

Selling, general and administrative costs for the three and nine months ended September 30, 2019 increased 12.0% and 11.8% respectively, over the same time periods in 2018. The increase in the third quarter this year is primarily due to expenses associated with the company’s equity financing and legal settlement. The increase in the nine-month period this year is primarily due to $1 million of expense incurred related to the mergers which were terminated in June 2019.

Other income, net, was $3.3 million for the three and nine months ended September 30, 2019 and represents the one-time gain recognized for the merger termination fee and the one-time excess fair value over assets received for an acquired business, offset by $460,800 in expense from the derivative liability.

Net income for the three months ended September 30, 2019 totaled $787,900 as compared to a net loss of $1.4 million for the same period the prior year. Net loss for the nine months ended September 30, 2019 totaled $3.6 million as compared to a net loss of $3.7 million for the same period the prior year.

Cash as of September 30, 2019 totaled $714,063 as compared to $228,956 as of December 31, 2018.

The preliminary financial information in this press release has been prepared internally by management and has not been reviewed or audited by our independent registered public accounting firm. There can be no assurance that actual results will not differ from the preliminary financial information presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future period.

Conference Call Details:
Management will host a conference call on Thursday, November 14, 2019 at 4:30 p.m. Eastern time to discuss its financial results for the third quarter ended September 30, 2019 and provide a business update.

Date: Thursday, November 14, 2019
Time: 4:30 p.m. Eastern Time
Toll-free Dial-in Number: 1-800-239-9838
International Dial-in Number: 1-323-794-2551
Conference ID: 8961685
Live Webcast: https://investor.inuvo.com/ir-calendar

A telephone replay will be available through November 28, 2019. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 8961685 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

About the IntentKeyTM
Inuvo®’s IntentKeyTM is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKeyTM to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKeyTM enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion.

Safe Harbor / Forward-Looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to the results of revenues from IntentKey in future periods, our preliminary financial results, our lack of profitable operating history, changes in our business, potential need for additional capital, and other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 15, 2019, and our subsequent filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

INUVO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Net revenue	$13,789,754	$16,806,170	$43,302,230	$56,315,006
Cost of revenue	4,955,508	6,196,057	17,310,496	21,965,955
Gross profit	8,834,246	10,610,113	25,991,734	34,349,051
Operating expenses
Marketing costs (traffic acquisition costs or TAC)	6,940,772	8,285,465	20,013,117	25,025,922
Compensation	2,186,252	1,806,111	5,730,297	6,749,280
Selling, general and administrative	2,081,547	1,859,020	6,672,115	5,968,233
Total operating expenses	11,208,571	11,950,596	32,415,529	37,743,435
Operating loss	(2,374,325)	(1,340,483)	(6,423,795)	(3,394,384)
Interest expense, net	(143,642)	(101,167)	(511,558)	(296,612)
Other income, net	3,305,867	-	3,305,867	-
Income (loss) before taxes	787,900	(1,441,650)	(3,629,486)	(3,690,996)
Income tax benefit	-	-	-	8,625
Net income (loss)	787,900	(1,441,650)	(3,629,486)	(3,682,371)
Earnings per share, basic and diluted
Net income (loss)	$0.02	($0.040)	($0.100)	($0.120)
Weighted average shares outstanding
Basic	46,218,413	32,316,988	37,079,457	30,540,796
Diluted	51,019,631	32,316,988	37,079,457	30,540,796

RECONCILIATION OF INCOME (LOSS) BEFORE TAXES TO EBITDA and ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018
Income (loss) before taxes	$787,900	($1,441,650)	($3,629,486)	($3,690,996)
Interest expense, net	143,642	101,167	511,558	296,612
Depreciation	412,660	457,272	1,286,086	1,343,247
Amortization	381,924	337,626	1,012,878	1,028,711
EBITDA	1,726,126	(545,585)	(818,934)	(1,022,426)
Stock-based compensation	447,937	159,799	594,630	827,595
Non-recurring expense:
Costs incurred during the Terminated Merger	104,014		991,158
Merger Termination Fee	(2,800,000)		(2,800,000)
Retargeter fair value over contractual value	(958,288)		(958,288)
Derivative liability	460,800		460,800
Settlement of class action suit related to Terminated Merger	250,000		250,000

Adjusted EBITDA	($769,411)	($385,786)	($2,280,664)	($194,831)

Reconciliation of Income (loss) before Taxes to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as net income (loss) before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization and (iv) other income, net. We further define Adjusted EBITDA as EBITDA plus (v) stock-based compensation and (vi) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.